Exhibit 2.24

APN:	402-18-025
402-18-023
402-18-011
402-18-012
402-19-003
402-19-004
402-41-010
402-42-011

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor
Los Angeles, California 90071

Attention:  Stacy M. Hopkins, Esq.

LEASEHOLD AND FEE DEED OF TRUST, ASSIGNMENT OF RENTS AND
LEASES, SECURITY AGREEMENT AND FIXTURE FILING

by and from

OASIS RECREATIONAL PROPERTIES, INC., as “Grantor”

to

TRANSNATION TITLE INSURANCE COMPANY, as “Trustee”

for the benefit of

WELLS FARGO FOOTHILL, INC.,
in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear, “Beneficiary”

Dated as of December 20, 2004

Location:	711 Palms Boulevard
City:	Littlefield
County:	Mohave
State:	Arizona

LEASEHOLD AND FEE DEED OF TRUST, ASSIGNMENT OF RENTS AND
LEASES, SECURITY AGREEMENT AND FIXTURE FILING

(Arizona)

THIS LEASEHOLD AND FEE DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (this “Deed of Trust”) is dated as of December 20, 2004, by and from OASIS RECREATIONAL PROPERTIES, INC., a Nevada corporation (“Grantor”), whose address is 950 West Mesquite Blvd., Mesquite, Nevada, 89027, to TRANSNATION TITLE INSURANCE COMPANY (“Trustee”), whose address is 1316 Stockton Hill Road, Kingman, Arizona 86401 for the benefit of WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear (“Agent”) pursuant to the Credit Agreement (as defined below), whose address is 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404 (Agent, together with its successors and assigns, is referred to herein as  “Beneficiary”).

THE MAXIMUM AMOUNT OF PRINCIPAL TO BE SECURED HEREBY IS $15,000,000; PROVIDED THAT IN NO EVENT SHALL THE AGGREGATE PRINCIPAL BALANCE SECURED HEREBY, EXCLUSIVE OF INTEREST, FEES AND EXPENSES, FOR THE BENEFIT OF THE HOLDERS EXCEED $15,000,000.00.

RECITALS:

WHEREAS, (i) Grantor, (ii) RBG, LLC (“RBG”), a Nevada limited liability company, (iii) VIRGIN RIVER CASINO CORPORATION (“Virgin River”), a Nevada corporation, (iv) CASABLANCA RESORTS, LLC (“Casablanca”), a Nevada limited liability company, (v) OASIS INTERVAL OWNERSHIP, LLC (“Oasis”), a Nevada limited liability company, (vi) OASIS INTERVAL MANAGEMENT, LLC (“Oasis Interval Management”), a Nevada limited liability company, (vii) B & B B, INC. (“B&BB”), a Nevada corporation, (viii) Agent, and (ix) the Lenders (as defined in the Credit Agreement) have entered into that certain Credit Agreement dated as of December 20, 2004 (as amended, restated, supplemented or otherwise modified heretofore or hereinafter from time to time, the “Credit Agreement”), which Credit Agreement provides for a revolving loan in the principal amount as specified in said Credit Agreement.  Grantor, RBG, Virgin River, Casablanca, Oasis, Oasis Interval Management, and B&BB are collectively referred to herein as “Borrowers”.  Agent and the Lenders are unwilling to enter into the Credit Agreement and make available to Borrowers the credit facilities provided therein unless Grantor, among other things, secures the Obligations of Borrowers under the Credit Agreement and the other Loan Documents (as such terms are defined in the Credit Agreement) by delivering this Deed of Trust.

WHEREAS, Grantor is receiving a good and valuable benefit, the sufficiency and receipt of which is hereby acknowledged, from Agent and Lenders entering into the Credit Agreement with Borrowers.

The parties acknowledge that certain provisions of this Deed of Trust may be subject to the laws, rules and regulations of the Gaming Authorities (as defined herein).

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions.  All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.  As used herein, the following terms shall have the following meanings:

(a)           “Applicable Gaming Laws”: shall mean the laws, rules and regulations of the Gaming Authorities (as defined herein).

(b)           “Event of Default”: shall have the meaning ascribed to such term in Article 5 hereof.

(c)           “Gaming Authorities”: means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers or any of the subsidiaries.

(d)           “Indebtedness”: All obligations of Grantor and any of the Borrowers to Beneficiary, including, without limitation, (1) the repayment of all amounts outstanding from time to time under the Credit Agreement and the other Loan Documents, with such indebtedness maturing on the Maturity Date (as defined in the Credit Agreement), including principal, interest (including all interest that, but for the provisions of the Bankruptcy Code, would have accrued), and other amounts which may now or hereafter be advanced as Advances, (2) the full and prompt performance of any and all repayment, fee, and indemnification obligations with respect to any Letters of Credit, (3) fees, costs, expenses, charges and indemnification obligations accrued, incurred or arising in connection with any Loan Document, (4) any and all future advances made pursuant to the terms of the Credit Agreement, and (5) all other payment Obligations.  The Credit Agreement contains a revolving credit facility that permits Borrowers to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to Beneficiary, all upon satisfaction of certain conditions stated in the Credit Agreement.  This Deed of Trust secures all Advances and re-advances under the revolving credit feature of the Credit Agreement.

(e)           “Intangible Property”: means any and all intangible personal property, including, without limitation, (a) the rights to use all names and all derivations thereof now or hereafter used by the Grantor in connection with the Land, or the Improvements (as defined herein), including, without limitation, the names “Oasis Recreational Properties, Inc.,” and “Palms Golf Course” and any variations thereof, together with the goodwill associated therewith, and all names, logos, and designs used by Grantor, or in connection with the Land or the Improvements or in which Grantor has rights, with the exclusive right to use such names, logos and designs wherever they are now or hereafter used in connection with the Land or the Improvements, and any and all other trade names, trademarks or service marks, whether or not registered, now or hereafter used in the operation of the Land or the Improvements, including, without limitation, any interest as a licensee or franchisee, and, in each case, together with the goodwill associated therewith; (b) maps, plans, specifications, surveys, studies, tests, reports, data and drawings relating to the development of the Land or the Improvements and the construction of the Improvements, including, without limitation, all marketing plans, feasibility studies, soil tests, design contracts and all contracts and agreements of Grantor relating thereto and all architectural, structural, mechanical and engineering plans and specifications, studies, data and drawings prepared for or relating to the development of the Land or the Trust Property or the construction, renovation or restoration of any of the Improvements or the extraction of minerals, sand, gravel or other valuable substances from the Land; (c) any and all books, records, customer lists (including lists or information derived from or related to the Player Tracking System described within the definition of “Tangible Property”), concession agreements, supply or service contracts, licenses, permits, governmental approvals (to the extent such licenses, permits and approvals may be pledged under applicable law), signs, goodwill, casino and hotel credit and charge records, supplier lists, checking accounts, safe deposit boxes (excluding the contents of such deposit boxes owned by persons other than Grantor or any of their subsidiaries), cash, instruments, any and all “chattel paper” as such term is defined in Section 9-102 of the UCC, documents, unearned premiums, deposits, refunds, including but not limited to income tax refunds, prepaid expenses, rebates, tax and insurance escrow and impound accounts, if any, actions and rights in action, and all other claims, and all other contract rights and general intangibles resulting from or used in connection with the operation of the Trust Property and in which Grantor now or hereafter has rights; (d) all of Grantor’s documents, instruments, contract rights, and general intangibles including, without limitation, all insurance policies, permits, licenses, franchises and agreements required for the use, occupancy or operation of the Land, or any of the Improvements (to the extent such licenses, permits and approvals are not prohibited from being pledged under applicable law); (e) general intangibles, vacation license resort agreements or other time share license or right to use agreements with respect to the Land, the Improvements and/or the business being conducted thereon, including, without limitation, all rents, issues, profits, income and maintenance fees resulting therefrom; whether any of the foregoing is now owned or hereafter acquired and (f) any and all licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including options, option rights and contract rights) now or hereafter obtained by Grantor from any governmental, administrative or regulatory agency, authority, department, commission, board, bureau or instrumentality of the United States, any state of the United States, or any political subdivision thereof, including, without limitation, any gaming authority, or any court, arbitrator or quasi-judicial authority having or claiming jurisdiction over the Land, the Tangible Property, the Trust Property or any other element of the Trust Property or providing access thereto, or the operation of any business on, at, or from the Land, including, without limitation, any gaming licenses.

(f)            “Inventory”: as such term is defined in Section 9-102 of the UCC, including without limitation and in any event, all goods (whether such goods are in the possession of Grantor or a lessee, bailee or other person for sale, lease, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials or consigned or returned or repossessed goods) which are held for sale or lease or are to be furnished (or which have been furnished) under any contract of service or which are raw materials or work in progress or materials used or consumed in any of Grantor’s businesses;

(g)           “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Grantor and the Borrowers under the Credit Agreement and the other Loan Documents, including, but not limited to, the “Obligations,” as defined in the Credit Agreement, but specifically excluding the Bank Product Obligations (as defined in the Credit Agreement).  This Deed of Trust is not security or collateral for the Bank Product Obligations.

(h)           “Permitted Liens”: shall have the meaning ascribed to such term in the Credit Agreement.

(i)            “Personalty”: means the Intangible Property and the Tangible Property.

(j)            “Security Agreement”: means that certain Security Agreement dated as of the date hereof by and among the Agent and the grantors listed on the signature pages thereof and those additional entities that may become parties thereto by executing the form of Supplement attached thereto as Annex 1.

(k)           “Tangible Property”:  means any and all tangible personal property, including, without limitation, all goods, equipment, supplies, building and other materials of every nature whatsoever and all other tangible personal property constituting a part or portion of the Trust Property and/or used in the operation of any hotel, casino, restaurant, store, parking facility, special events arena, theme park, and any other commercial operations on the Trust Property, including but not limited to Inventory, communication systems, visual and electronic surveillance systems and transportation systems and not constituting a part of the real property subject to the liens of this Deed of Trust and including all property and materials stored on all or any portion of the Trust

Property in which Grantor has an interest and all tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, vehicles, fuel, advertising and promotional material, blueprints, surveys, plans and other documents relating to the Land or the Improvements, and all construction materials and all Fixtures (as defined herein), including, but not limited to, all gaming equipment and devices which are used in connection with the operation of the Trust Property and those items of Fixtures which are purchased or leased by Grantor, machinery and any other item of personal property in which Grantor now or hereafter owns or acquires an interest or right, and which are used or useful in the construction, operation, use and occupancy of the Trust Property; to the extent permitted by the applicable contract or applicable law, all financial equipment, computer equipment, Player Tracking Systems (including all computer hardware, operating software programs and all right, title and interest in and to any applicable license therefore), calculators, adding machines, video game and slot machines, and any other electronic equipment of every nature used or located on any part of the Trust Property, and all present and future right, title and interest of Grantor in and to any casino operator’s agreement, license agreement or sublease agreement used in connection with the Trust Property.

(l)            “Trust Property”:  All of Grantor’s right, title and interest in and to (1) the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein now owned or as hereafter may be acquired by Grantor (the “Land”), (2) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to herein as the “Premises”), (3) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to or installed in any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Grantor with respect to the Trust Property (the “Deposit Accounts”), (5) those certain lease agreements described in Exhibit B-1 attached hereto and by this reference incorporated herein, as they may be amended, modified and extended thereof (collectively, the “Ground Leases”) by and between Grantor, as lessee, and that certain party referenced on said Exhibit B-1, as lessor (“Lessor”), as the same may be amended, restated, renewed or extended from time to time, and the leasehold estates created thereby in that certain real property, located in the County of Mohave, State of Arizona and described in Exhibit B-2 (the “Leased Land”), (6) all existing and future leases, subleases, licenses, concessions, occupancy agreements, lease guarantees or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use or occupy, all or any part of the Trust Property, whether made before or after the filing by or against Grantor of any petition for relief under the Bankruptcy Code, together with any extension, renewal or replacement of the same and together with all related security and other deposits (and together with the Ground Leases, the “Leases”), (7) all of the rents, additional rents, revenues, royalties, income, proceeds, profits, early termination fees or payments, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Trust Property or any part thereof, whether paid or accruing before or after the filing by or against Grantor of any petition for relief under the Bankruptcy Code, including, without limitation, all rights to payment for hotel room occupancy by hotel guests, which includes any payment or monies received or to be received in whole or in part, whether actual or deemed to be, for the sale of services or products in connection therewith and/or in connection with such occupancy, advance registration fees by hotel guests, tour or junket proceeds and deposits for conventions and/or party reservations (collectively, the “Rents”), (8) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Trust Property (the “Property Agreements”), (9) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (10) all property tax refunds, utility refunds and rebates, earned or received at any time (the “Tax Refunds”), (11) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (12) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), (13) any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements or Fixtures (the “Condemnation Awards”), (14) all of Grantor’s rights to appear and defend any action or proceeding brought with respect to the Trust Property and to commence any action or proceeding to protect the interest of Grantor in the Trust Property, (15) all rights, powers, privileges, options and other benefits of Grantor as lessor under the Leases, including, without limitation, the immediate and continuing right to claim for, receive, collect and receive all Rents payable or receivable under the Leases or pursuant thereto (and to apply the same to the payment of the Indebtedness and the Obligations), and to do all other things which Grantor or any lessor is or may become entitled to do under the Leases, (16) all water rights, water stock, water permits and other rights to the use of water that are now or that may be hereinafter used in connection with the said Trust Property, or any part thereof, or any improvements or appurtenances thereto, (17) all oil and gas and other mineral rights, if any, in or pertaining to the Land and all royalty, leasehold and other rights of Grantor pertaining thereto, and (18) all right, title and interest of Grantor in and to all Tangible Property and Intangible Property (except, with respect to Gaming Licenses, as prohibited by Applicable Gaming Laws) now or at any time hereafter located on or appurtenant to the Trust Property and used or useful in connection with the ownership, management or operation of the Trust Property, including, without limitations, the Personalty.  As used in this Deed of Trust, the term “Trust Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.  THE TERM “TRUST PROPERTY” IS INTENDED TO EXCLUDE (I) ALL ITEMS OF PERSONAL PROPERTY IN WHICH BENEFICIARY HAS OBTAINED AND/OR PERFECTED A SECURITY INTEREST

UNDER SEPARATE INSTRUMENTS AND (II) THE EXCLUDED ASSETS, AS SUCH TERM IS DEFINED IN THE SECURITY AGREEMENT.

(m)          “UCC”:  The Uniform Commercial Code of the state in which the Land is located or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the state in which the Land is located, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

GRANT

Section 2.1            Grant.  For and in consideration of good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the indebtedness and other obligations of Grantor herein set forth, to secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Grantor hereby GRANTS, BARGAINS, ASSIGNS, TRANSFERS, SELLS, WARRANTS and CONVEYS, to Trustee the Trust Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Trust Property and all parts, rights and appurtenances thereof to Trustee, IN TRUST, WITH POWER OF SALE, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Trust Property unto Trustee.

TO HAVE AND TO HOLD the Trust Property, together with all and singular the parts, rights, privileges, hereditaments, and appurtenances thereto in any ways belonging or appertaining, to the use, benefit, and behoof of Trustee, its successors and assigns, in trust for the benefit of Beneficiary, in fee simple forever.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, Grantor hereby agrees and acknowledges that the Indebtedness secured by this Deed of Trust includes a revolving loan and is intended to secure future advances; accordingly, this Deed of Trust shall not be canceled by the full and complete repayment of the Indebtedness, so long as the Credit Agreement remains in force and effect.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

Section 3.1            Title to Trust Property and Lien of this Instrument.  Each Grantor has (i) good, marketable and insurable fee simple title to the Land (as more particularly described on Exhibit A attached hereto) and owns all Improvements located thereon, (ii) good, marketable and insurable title in the leasehold estates comprising a portion of the Trust Property which were created pursuant to the Ground Leases, (iii) good title to the balance of the Trust Property owned by it, each of the foregoing free and clear of all Liens whatsoever except the Permitted Liens and (iv) subject to the Applicable Gaming Laws, full power and lawful authority to encumber the Trust Property in the manner and form set forth in this Deed of Trust.  This Deed of Trust creates valid, enforceable first priority liens and security interests against the Trust Property.

Section 3.2            First Lien Status.  Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the other Loan Documents.  If any lien or security interest, other than the Permitted Liens, is asserted against the Trust Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

Section 3.3            Payment and Performance.  Grantor shall pay the Indebtedness when due under the Loan Documents and shall perform or cause the Borrowers to perform the Obligations in full when they are required to be performed.

Section 3.4            Replacement of Fixtures.  Grantor shall not, without the prior written consent of Beneficiary, permit any of the Fixtures to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Grantor subject to the liens and security interests of this Deed of Trust and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Beneficiary.

Section 3.5            Inspection.  Grantor shall permit Beneficiary and its agents, representatives and employees to inspect the Trust Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as Beneficiary may require.  Provided that no Event of Default exists, all such testing and investigation shall be conducted at reasonable times and upon reasonable prior notice to Grantor.  Beneficiary shall restore the Trust Property to the condition it was in immediately prior to such testing and investigation.

Section 3.6            Contracts.  Each material contract which is part of the Trust Property (each, a “Contract”), (i) is the genuine, legal, valid, and binding obligation of Grantor, (ii) is enforceable against Grantor in accordance with its terms, (iii) is in full force and effect and is, to the best knowledge of Grantor, not subject to any setoffs, defenses, overdue taxes, counterclaims or other claims, nor have any of the foregoing been asserted or alleged as to any Contract, and (iv) is, to the best knowledge of each Grantor, in all material respects, in compliance with all applicable laws, whether federal, state, local or foreign (“Applicable Laws”).  Neither Grantor nor, to the best knowledge of Grantor, any other party to any Contract is in default in the performance or observance of any of the terms thereof.  No party to any Contract is the United States government or an instrumentality thereof.

Section 3.7            Leases.  Grantor has delivered to Beneficiary true, correct and complete copies of all Leases, including all amendments thereof and modifications thereto.  Each Lease and each Ground Lease (i) is the genuine, legal, valid and binding obligation of Grantor that is a party thereto, (ii) is enforceable against Grantor that is a party thereto and, to the best knowledge of Grantor, each other party thereto, in accordance with its terms, (iii) is in full force and effect and, to the best knowledge of each Grantor, is not subject to any setoffs, defenses, taxes, counterclaims or other claims, nor have any of the foregoing been asserted or alleged as to any Lease, and (iv) is, to the best knowledge of each Grantor, in compliance with all Applicable Laws.

Section 3.8            Construction of Improvements. All Improvements have been and will be constructed in all material respects in accordance with Applicable Laws and all requirements of Governmental Authorities and governmental approvals. To the best knowledge of the Grantor, the Improvements are free from latent and patent defects, and do not require any material repairs, reconstruction or replacement on the date hereof (except for any material repairs, reconstruction or replacement that do not have a material adverse effect on the value of the Improvements and do not materially and adversely affect Grantor’s use and operation of the Improvements).

Section 3.9            Other Covenants.  All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall, to the extent applicable, be covenants running with the land.

Section 3.10         Condemnation Awards and Insurance Proceeds.

(a)           Condemnation Awards.  There are no pending or, to the best knowledge of Grantor, threatened condemnation or eminent domain proceedings against the Trust Property or any part thereof.  Grantor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Property or any portion thereof, will notify Beneficiary of the pendency of such proceedings.  Except as set forth in the Credit Agreement, Beneficiary may participate in any such proceedings and Grantor from time to time will deliver to Beneficiary all instruments requested by it to permit such participation.  Grantor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Beneficiary and authorizes Beneficiary to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Grantor hereby waives all rights to such awards and compensation described in the foregoing sentence.  Grantor, upon request by Beneficiary, shall make, execute and deliver any and all instruments requested for the purpose of confirming the assignment of the aforesaid awards and compensation to Beneficiary free and clear of any liens, charges or encumbrances of any kind or nature whatsoever.

(b)           Insurance Proceeds.  Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Trust Property.  Except as set forth in the Credit Agreement, Grantor authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly, as more specifically described in the Credit Agreement.  In the event that the issuer of such insurance policy fails to disburse directly or solely to Beneficiary but disburses instead either solely to Grantor or to Grantor and Beneficiary, jointly, Grantor shall immediately endorse and transfer such proceeds to Beneficiary.  Upon Grantor’s failure to do so, Beneficiary may execute such endorsements or transfers from and in the name of Grantor, and Grantor hereby irrevocably appoints Beneficiary as Grantor’s agent and attorney-in-fact so to do.

Section 3.11         Costs of Defending and Upholding the Lien.  If any action or proceeding is commenced to which action or proceeding Trustee or Beneficiary is made a party or in which it becomes necessary for Trustee or Beneficiary to defend or uphold the lien of this Deed of Trust including any extensions, renewals, amendments or modifications thereof, Grantor shall, on demand, reimburse Trustee and Beneficiary for all expenses (including, without limitation, reasonable attorneys’ fees and reasonable appellate attorneys’ fees) incurred by Trustee or Beneficiary in any such action or proceeding and all such expenses shall be secured by this Deed of Trust.  In any action or proceeding to foreclose this Deed of Trust or to recover or collect the Indebtedness, the provisions of law relating to the recovering of costs, disbursements and allowances shall prevail unaffected by this covenant.

Section 3.12         TRANSFER OF THE SECURED PROPERTY.  EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT, GRANTOR SHALL NOT SELL, TRANSFER, PLEDGE, ENCUMBER, CREATE A SECURITY INTEREST IN, GROUND LEASE, OR OTHERWISE HYPOTHECATE, ALL OR ANY PORTION OF THE TRUST PROPERTY WITHOUT THE PRIOR WRITTEN CONSENT OF BENEFICIARY.  THE CONSENT BY BENEFICIARY TO ANY SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST IN, GROUND LEASE, OR OTHER HYPOTHECATION OF, ANY PORTION OF THE TRUST PROPERTY SHALL NOT BE DEEMED TO CONSTITUTE A NOVATION OR A CONSENT TO ANY FURTHER SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST IN, GROUND LEASE, OR OTHER HYPOTHECATION, OR TO WAIVE THE RIGHT OF BENEFICIARY, AT ITS OPTION, TO DECLARE THE INDEBTEDNESS SECURED HEREBY IMMEDIATELY DUE AND PAYABLE, WITHOUT NOTICE TO GRANTOR OR ANY OTHER PERSON OR ENTITY, EXCEPT AS MAY BE REQUIRED PURSUANT TO THE TERMS OF ANY APPLICABLE GROUND LEASE, UPON ANY SUCH SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST, GROUND LEASE, OR OTHER HYPOTHECATION TO WHICH BENEFICIARY SHALL NOT HAVE CONSENTED.

Section 3.13         Security Deposits.  To the extent required by law, or after an Event of Default has occurred and during its continuance, if required by Beneficiary, all security deposits of tenants of the Trust Property shall be treated as trust funds not to be commingled with any other funds of Grantor.  Within twenty (20) days after request by Beneficiary, Grantor shall furnish satisfactory evidence of compliance with this Section 3.13, as necessary, together with a statement of all security deposits deposited by the tenants and copies of all Leases not theretofore delivered to Beneficiary, as requested thereby, certified by Grantor.

ARTICLE 4

LEASEHOLD PROVISIONS

Section 4.1            Deed of Trust Subject to Ground Leases. This Deed of Trust is made subject to whatever rights and interest each Lessor may have under the Ground Leases and the covenants, conditions and restrictions set forth therein.  This Deed of Trust shall not be construed so as to constitute a default under any Ground Lease pursuant to Applicable Law or the terms of such Ground Lease, and this Deed of Trust and the lien created hereby shall be of no further force and effect if deemed by a court of competent jurisdiction to violate the terms of such Ground Lease or Applicable Law.

Section 4.2            Certain Covenants.  The Grantor hereby covenants to and agrees as follows:

(a)           Grantor shall pay all rents, additional rents and other sums to be paid by Grantor under any Ground Lease and shall diligently perform and observe all covenants, agreements and obligations of the lessee set forth in the Ground Lease to which Grantor is a party, and not to commit, suffer or permit any material breach thereof.  If Grantor shall default under any of the Ground Leases, Beneficiary shall have the right, but not the obligation, to take any action necessary or desirable to cure any default by Grantor in the performance of any of the terms, covenants and conditions of such Ground Lease, Beneficiary being authorized to enter upon the Premises for such purposes. Any default by Grantor as lessee under any of the Ground Leases or breach of an obligation thereunder shall be a default hereunder, provided that such shall not constitute a default hereunder until the expiration of any applicable lessee notice and grace period under the Ground Leases and the failure of Grantor to cure such default or breach under the applicable Ground Lease to which it is a party within such grace period.

(b)           Grantor shall give prompt notice to Beneficiary of the actual receipt by it of written notice of default served on Grantor by any Lessor, and shall promptly furnish to Beneficiary all information that it may reasonably request concerning the performance by Grantor of the covenants contained in any Ground Lease, including, without limitation, evidence of payment of ground rent, taxes, insurance premiums and operating expenses.

(c)           So long as this Deed of Trust is in effect, there shall be no merger of any Ground Lease or any interest therein nor of the leasehold estates created thereby with the fee estate in the Leased Land or any portion thereof by reason of the fact that such Ground Lease or such interest therein or such leasehold estate may be held directly or indirectly by or for the account of any person who shall hold the fee estate in the Leased Land or any portion thereof or any interest of the applicable Lessor. In case

Grantor acquires the fee title or any other estate, title or interest in the Leased Land covered by the Ground Lease, this Deed of Trust shall attach to and cover and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Deed of Trust.  Grantor shall notify Beneficiary of any such acquisition by Grantor and, on written request by Beneficiary, shall at its own expense cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the opinion of Beneficiary be required to carry out the intent and meaning hereof.

(d)           Grantor shall not surrender any Ground Lease (except a surrender upon the expiration of the term of the applicable Ground Lease or upon the termination by the Lessor thereunder pursuant to the provisions thereof) to the Lessor thereunder, or any portion thereof or of any interest therein, and no termination of any Ground Lease, by Grantor as lessee thereunder, shall be valid or effective, and subject to the provisions of the applicable Ground Lease, such Ground Lease shall not be surrendered or canceled, amended, other than in immaterial respects, or subordinated to any fee mortgage, to any lease, or to any other interest, either orally or in writing, without the prior written consent of Beneficiary so long as this Deed of Trust is in effect. Any attempted surrender, amendment (except in immaterial respects) cancellation or termination of any Ground Lease other than as expressly permitted pursuant to the terms thereof by Grantor without obtaining the prior written consent of Beneficiary shall be null and void and without force and effect on the Ground Lease, and such attempt shall constitute a default hereunder.

(e)           If and to the extent required by the terms of the Ground Lease, Grantor shall promptly after the execution and delivery of this Deed of Trust or of any instrument or agreement supplemental thereto, notify each Lessor in writing of the execution and delivery thereof and deliver to each such Lessor a copy of each such Deed of Trust, instrument or agreement, as the case may be.

(f)            If any Ground Lease is terminated prior to the natural expiration of its term by reason of default of Grantor, and if, pursuant to any provision of the Ground Lease, or otherwise, Beneficiary or its designee shall acquire from the Lessor thereunder a new lease of the Leased Land, or of any part of the Leased Land, Grantor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby.

(g)           Grantor hereby warrants the quiet and peaceful possession of the Trust Property to Trustee for the benefit of Beneficiary for so long as the Deed of Trust is in effect and further warrants and agrees to defend the leasehold estate created under each Ground Lease for the remainder of the term set forth therein against each and every person claiming the same or any part thereof.

(h)           In the event of the termination, rejection, or disaffirmance of any Ground Lease by any Lessor (or by any receiver, trustee, custodian, or other party that succeeds to the rights of any Lessor) pursuant to any section or chapter of the

Bankruptcy Code, or any similar law, whether state, federal or otherwise, relating to insolvency, reorganization or liquidation, or for the relief of debtors (each such law referred to herein as a “Bankruptcy Law” and all such laws collectively referred to herein as “Bankruptcy Laws”), Grantor hereby presently, absolutely, and irrevocably grants and assigns to Beneficiary the sole and exclusive right to make or refrain from making any election available to lessees under any Bankruptcy Law (including, without limitation, the election available pursuant to Section 365(h) of the Bankruptcy Code or any successor provision), and Grantor agrees that any such election, if made by Grantor without the prior written consent of Beneficiary (which Beneficiary would not anticipate granting due to the importance of the Ground Lease as security), shall be void and of no force or effect.

(i)            In the event there is a termination, rejection, or disaffirmance of any Ground Lease by any Lessor (or by any receiver, trustee, custodian, or other party that succeeds to the rights of any Lessor) and Beneficiary elects to have the applicable Grantor remain in possession under any legal right Grantor may have to occupy the premises leased pursuant to any Ground Lease then (i) Grantor shall remain in such possession and shall perform all acts necessary for Grantor to retain its right to remain in such possession, whether such acts are required under the then existing terms and provisions of the applicable Ground Lease or otherwise, (ii) all of the terms and provisions of this Deed of Trust and the lien created hereby shall remain in full force and effect and shall be extended automatically to such possession, occupancy, and interest of Grantor, to all rights of Grantor to such possession, occupancy, and interest, and to all of Grantor’s rights and remedies against the Lessor under the Bankruptcy Laws, and (iii) Grantor hereby agrees with Beneficiary that if Grantor shall seek to offset against the rent reserved in any Ground Lease any damages or other amounts pursuant to any right of offset available to lessees under any Bankruptcy Laws for any damages sustained by reason of the failure by the applicable Lessor to perform their obligations, then not less than thirty (30) days prior to effecting any such offset, Grantor shall give written notice to Beneficiary of the amount of the proposed offset and the basis therefor, and if Beneficiary objects, within thirty (30) days after receipt of such notice, to the offset on the basis that it may constitute a breach of the Ground Lease, then Grantor shall not effect the offset of any amounts so objected to by Beneficiary and Grantor agrees that any such election, if made by Grantor without the prior written consent of Beneficiary, shall be void and of no force or effect.

(j)            Grantor shall use its respective commercially reasonable efforts (not including the payment of any money or other consideration to any third party) to obtain from time to time, promptly after request by Beneficiary, from any Lessor and deliver to Beneficiary, at no cost to Beneficiary, a Lessor’s estoppel certificate thereunder in such form as may reasonably be requested by Beneficiary.  Notwithstanding the foregoing, the failure by Grantor to obtain an estoppel certificate from any Lessor shall not be deemed an Event of Default hereunder, provided that Grantor has used their respective commercially reasonable efforts to obtain such estoppel certificate.

(k)           If at any time Grantor fails to comply in any material respect with any of Grantor’s material obligations under any Ground Lease and the Lessor notifies Beneficiary thereof, then Beneficiary or Trustee may, but without obligation to do so and after providing reasonable notice to the applicable Grantor (provided that no notice shall be required in the event of an emergency or if the Ground Lease is in danger of being terminated) and without releasing Grantor from any obligation hereunder or removing or waiving any default hereunder, perform on behalf of the applicable Grantor any such obligations, and any and all costs and expenses (including, without limitation, attorneys’ fees) incurred by Beneficiary or Trustee in connection therewith shall be repayable upon demand by the Grantor, with interest thereon as set forth in the Credit Agreement, and shall be secured hereby; provided that the foregoing shall not be construed to require Beneficiary or Trustee to incur any expense or take any action with respect to Grantor’s failure to comply with any of the Grantor’s obligations under any Ground Lease.

(l)            Grantor, promptly upon receiving written notice of a breach by any Lessor (or by any receiver, trustee, custodian, or other party that succeeds the rights of such Lessor) or of any inability of any Lessor to perform the terms and provisions of any Ground Lease (including, without limitation, by reason of a termination, rejection, or disaffirmance by such Lessor pursuant to any Bankruptcy Laws), which would materially impair the value of any Ground Lease, shall notify Beneficiary in writing of any such breach or inability.  Grantor hereby assigns to Beneficiary the proceeds of any claims that Grantor may have against such Lessor for any such breach or inability by such Lessor.  So long as no Event of Default has occurred and is continuing, the applicable Grantor shall have the sole right to proceed against such Lessor on Grantor’s and Beneficiary’s behalf and to receive and retain all proceeds of such claims except as otherwise provided in the Credit Agreement; during the continuance of an Event of Default, Beneficiary shall have the sole right to proceed against any Lessor, and Grantor shall cooperate with Beneficiary in such endeavor.  Grantor shall, at its expense, diligently prosecute any such proceedings, shall deliver to Beneficiary copies of all papers served in connection therewith, and shall consult and cooperate with Beneficiary and its attorneys and agents, in the carrying on and defense of any such proceedings.

(m)          Notwithstanding anything to the contrary in this paragraph, if there is an Event of Default which remains uncured, then Beneficiary shall have the right, but not the obligation, to conduct and control, through counsel of Beneficiary’s choosing, all litigation and other proceedings under the Bankruptcy Laws relating to any Lessor; and any expenses incurred by Beneficiary in such litigation and proceedings shall be additional indebtedness of the Grantor secured by this Deed of Trust, shall bear interest as set forth in the Credit Agreement and shall be payable by the Grantor upon demand.  No settlement of any such proceeding shall be made by the Grantor without Beneficiary’s prior written consent.

(n)           In addition to any and all other assignments contained in this Deed of Trust, Grantor hereby absolutely, presently and unconditionally assigns,

transfers, and set over to Beneficiary all of Grantor’s claims and rights to the payment of damages, and any other remedies available to Grantor, arising from any rejection of any Ground Lease by any Lessor thereunder pursuant to any Bankruptcy Law. This assignment constitutes a present, absolute, irrevocable, and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all the indebtedness and obligations secured by this Deed of Trust shall have been satisfied and discharged in full.

Notwithstanding the foregoing, so long as no uncured Event of Default has occurred and is continuing, Grantor shall have an absolute license to assert and settle any and all such claims, and to receive and apply all proceeds thereof as Trustee shall determine in its discretion.

ARTICLE 5

DEFAULT

Section 5.1            Events of Default.  The occurrence of any of the following events shall constitute an event of default under this Deed of Trust (each an “Event of Default”):

(a)           an “Event of Default” (as such term is defined in the Credit Agreement) shall have occurred;

(b)           Grantor’s material breach of any of the covenants set forth in this Deed of Trust; or

(c)           if any material misstatement or misrepresentation exists now or hereafter in any warranty or representation set forth in Article 3 hereof.

ARTICLE 6

REMEDIES AND FORECLOSURE

Section 6.1            Remedies.  If an Event of Default occurs and is continuing beyond any applicable notice and cure period, Beneficiary may, at Beneficiary’s election and by or through Trustee or otherwise, exercise any or all of the following rights, remedies and recourses:

(a)           To the extent permitted under the Credit Agreement, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b)           Notify all tenants of the Premises and all others obligated on leases of any part of the Premises that all rents and other sums owing on leases have been assigned to Beneficiary and are to be paid directly to Beneficiary, and to enforce payment of all obligations owing on leases, by suit, ejectment, cancellation, releasing, reletting or otherwise, whether or not Beneficiary has taken possession of the Premises, and to exercise whatever rights and remedies Beneficiary may have under any assignment of rents and leases.  Upon the occurrence of an Event of Default beyond any applicable notice and cure period, Beneficiary shall be the attorney-in-fact of Grantor with respect to any and all matters pertaining to the Trust Property with full power and authority to give instructions with respect to the collection and remittance of payments, to endorse check, to enforce the rights and remedies of Grantor, and to execute on behalf of Grantor and in Grantor’s name any instruction, agreement or other writing required therefor.  This power shall be irrevocable and deemed to be a power coupled with an interest.

(c)           As and to the extent permitted by law, enter the Trust Property, either personally or by its agents, nominees or attorneys, and take exclusive possession thereof and thereupon, Beneficiary may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Premises and conduct business thereat; (ii) complete any construction on the Premises in such manner and form as Beneficiary deems advisable in the reasonable exercise of its judgment; (iii) exercise all rights and power of Grantor with respect to the Premises, whether in the name of Grantor, or otherwise, including, without limitation, the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all earnings, revenues, rents, issues, profits and other income of the Premises and every part thereof, which rights shall not be in limitation of Beneficiary’s rights under any assignment of rents and leases securing the Indebtedness; and (iv) pursuant to the provisions of the Credit Agreement, apply the receipts from the Premises to the payment of the Indebtedness, after deducting therefrom all expenses (including attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, assessments, insurance and other charges in connection with the Trust Property, as well as just and reasonable compensation for the services of Beneficiary, its counsel, agents and employees.

(d)           Hold, lease, develop, manage, operate or otherwise use the Trust Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Trustee in connection therewith in accordance with the provisions of Section 6.7 hereof.

(e)           Require Grantor to assemble any collateral under the UCC and make it available to Beneficiary, at Grantor’s sole risk and expense, at a place or places to be designated by Beneficiary, in its sole discretion.  Beneficiary may, in its sole discretion, appoint Trustee as the agent of Beneficiary for the purpose of disposition of any personal property in accordance with the Uniform Commercial Code.

(f)            Institute proceedings for the complete foreclosure of this Deed of Trust, either by judicial action or by power of sale, in which case the Trust Property may be sold for cash or credit in accordance with applicable law in one or more parcels as Beneficiary may determine.  Except as otherwise required by applicable law, with respect to any notices required or permitted under the UCC, Grantor agrees that five

(5) days’ prior written notice shall be deemed commercially reasonable.  At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor.  Beneficiary or any of the Lenders may be a purchaser at such sale.  If Beneficiary is the highest bidder, Beneficiary may credit the portion of the purchase price that would be distributed to Beneficiary against the Indebtedness in lieu of paying cash.  In the event this Deed of Trust is foreclosed by judicial action, appraisement and valuation of the Trust Property is waived. In the event of any sale made under or by virtue of this Article 6 (whether made by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale) the entire Indebtedness, if not previously due and payable, immediately thereupon shall become due and payable. The failure to make any such tenants of the Premises party to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Grantor, a defense to any proceedings instituted by Beneficiary to collect the sums secured hereby.

(g)           With or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Deed of Trust for the portion of the Indebtedness then due and payable (if Beneficiary shall have elected not to declare the entire Indebtedness to be immediately due and owing), subject to the continuing lien of this Deed of Trust for the balance of the Indebtedness not then due; or (1) as and to the extent permitted by law, sell for cash or upon credit the Trust Property or any part thereof and all estate, claim, demand, right, title and interest of Grantor therein, pursuant to power of sale or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Trust Property, this Deed of Trust shall continue as a lien on the remaining portion of the Trust Property; or (2) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein or in any Loan Document; or (3) to the extent permitted by applicable law, recover judgment on the Credit Agreement either before, during or after any proceedings for the enforcement of this Deed of Trust.

(h)           Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Trust Property for the repayment of the Indebtedness, the appointment of a receiver of the Trust Property, and Grantor irrevocably consents to such appointment.  Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Trust Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 6.7 hereof.

(i)            Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 6.2            Separate Sales.  The Trust Property may be sold in one or more parcels and in such manner and order as Trustee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 6.3            Remedies Cumulative, Concurrent and Nonexclusive.  Beneficiary and Trustee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Trust Property, or against any one or more of them, at the sole discretion of Beneficiary or Trustee, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive.  No action by Beneficiary or Trustee in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 6.4            Release of and Resort to Collateral.  Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Trust Property, any part of the Trust Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Trust Property.  For payment of the Indebtedness, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

Section 6.5            Waiver of Redemption, Notice and Marshalling of Assets.  To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Trust Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Trustee or Beneficiary to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 6.6            Discontinuance of Proceedings.  If Beneficiary or Trustee shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary or Trustee, as the case may be, shall have the unqualified right to do so and, in such an event, Grantor, Beneficiary and Trustee shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the

Trust Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary and Trustee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary or Trustee thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 6.7            Application of Proceeds.  The proceeds of any sale made under or by virtue of this Article 6, together with any Rents and other amounts generated by the holding, leasing, management, operation or other use of the Trust Property, shall be applied by Beneficiary or Trustee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a)           to the payment of the costs and expenses of taking possession of the Trust Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) trustee’s and receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b)           to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as set forth in the Credit Agreement; and

(c)           the balance, if any, to the payment of the Persons legally entitled thereto.

Section 6.8            Occupancy After Foreclosure.  Except as otherwise required by applicable law, any sale of the Trust Property or any part thereof in accordance with Section 6.1(e) or Section 6.1(f) hereof will divest all right, title and interest of Grantor in and to the property sold.  Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased.  If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 6.9            Additional Advances and Disbursements; Costs of Enforcement.

(a)           If any Event of Default exists, Beneficiary shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor.  All sums advanced and expenses incurred at any time by Beneficiary under this Section 6.9, or otherwise under this Deed of Trust or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b)           Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses and all costs and expenses related to legal work, research and litigation) of or incidental to the perfection and enforcement of this Deed of Trust and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Deed of Trust and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise.

Section 6.10         No Mortgagee in Possession.  Neither the enforcement of any of the remedies under this Article 6, the assignment of the Rents and Leases under Article 7, the security interests under Article 8, nor any other remedies afforded to Beneficiary under the Loan Documents, at law or in equity shall cause Beneficiary or Trustee to be deemed or construed to be a mortgagee in possession of the Trust Property, to obligate Beneficiary or Trustee to lease the Trust Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Section 6.11         WAIVER OF GRANTOR’S RIGHTS.  BY EXECUTION OF THIS DEED OF TRUST, GRANTOR EXPRESSLY:  (A) ACKNOWLEDGES THE RIGHT OF BENEFICIARY TO ACCELERATE THE INDEBTEDNESS EVIDENCED BY THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS UPON THE OCCURRENCE OF AN EVENT OF DEFAULT;  (B) TO THE EXTENT ALLOWED BY APPLICABLE LAW, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES, THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY BENEFICIARY OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO BENEFICIARY;  (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS DEED OF TRUST AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH LEGAL COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS DEED OF TRUST;  AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAS BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION.

ARTICLE 7

ASSIGNMENT OF RENTS AND LEASES

Section 7.1            Assignment.  In furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, subject to Article 4 hereof and to the Applicable Gaming Laws, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Trustee (for the benefit of Beneficiary) and to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents.  This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing and to the extent not prohibited by the Credit Agreement, Grantor shall have a revocable license from Trustee and Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same.  The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing.  Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Trustee or Beneficiary (any such notice being hereby expressly waived by Grantor).

Section 7.2            Perfection Upon Recordation.  Grantor acknowledges that Beneficiary and Trustee have taken all actions necessary to obtain, and that upon recordation of this Deed of Trust, Beneficiary and Trustee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases.  Grantor acknowledges and agrees that upon recordation of this Deed of Trust Trustee’s and Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the ”Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 7.3            Bankruptcy Provisions.  Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor, Trustee and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 7.4            No Merger of Estates.  So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Trust Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

ARTICLE 8

SECURITY AGREEMENT

Section 8.1            Security Interest.  This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards.  To this end, Grantor grants to Beneficiary a first and prior security interest in the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards and all other Trust Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property.  Any notice of sale, disposition or other intended action by Beneficiary with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least five (5) days prior to any action under the UCC shall constitute reasonable notice to Grantor.  THE TERM “TRUST PROPERTY” IS INTENDED TO EXCLUDE (I) ALL ITEMS OF PERSONAL PROPERTY IN WHICH BENEFICIARY HAS OBTAINED AND/OR PERFECTED A SECURITY INTEREST UNDER SEPARATE INSTRUMENTS; AND (II) THE EXCLUDED ASSETS, AS SUCH TERM IS DEFINED IN THE SECURITY AGREEMENT.

Section 8.2            Financing Statements.  Grantor shall execute and deliver to Beneficiary, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.  Grantor’s state of incorporation is the State of Nevada.

Section 8.3            Fixture Filing.  This Deed of Trust shall also constitute a financing statement filed as a “fixture filing” for the purposes of the UCC against all of the Trust Property which is or is to become fixtures.  Information concerning the security interest herein granted may be obtained at the address of Debtor (Grantor) and Secured Party (Beneficiary) as set forth in the first paragraph of this Deed of Trust.  Grantor hereby authorizes Beneficiary to file any and all financing statements and amendments thereto in such form and in such locations as it deems necessary or appropriate in connection herewith.

ARTICLE 9

CONCERNING THE TRUSTEE

Section 9.1            Certain Rights.  With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel.  Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine.  Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by it in the performance of its duties and to reasonable compensation for Trustee’s services hereunder as shall be rendered.  Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by it in the performance of its duties, including those arising from joint, concurrent, or comparative negligence of Trustee; however, Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee’s or Beneficiary’s gross negligence or willful misconduct.  Grantor’s obligations under this Section 9.1 shall not be reduced or impaired by principles of comparative or contributory negligence.

Section 9.2            Retention of Money.  All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by him hereunder.

Section 9.3            Successor Trustees.  If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers and duties of Trustee.  Such appointment may be executed by any authorized agent of Beneficiary and as so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action.

Section 9.4            Perfection of Appointment.  Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

Section 9.5            Trustee Liability.  In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.1         Notices.  Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section 11 of the Credit Agreement.

Section 10.2         Covenants Running with the Land.  All Obligations contained in this Deed of Trust are intended by Grantor, Beneficiary and Trustee to be, and shall be construed as, covenants running with the Trust Property.  As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Trust Property.  All Persons who may have or acquire an interest in the Trust Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

Section 10.3         Attorney-in-Fact.  Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Trust Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder, however: (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 10.3.  Notwithstanding the foregoing, Beneficiary shall be liable for its gross negligence, willful misconduct, and bad faith in connection with exercising its rights hereunder.

Section 10.4         Successors and Assigns.  This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary, the Lenders, Trustee and Grantor and their respective successors and assigns.  Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

Section 10.5         No Waiver.  Any failure by Beneficiary, the Lenders or Trustee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Beneficiary, the Lenders or Trustee shall have the right at any time to insist upon strict performance of all such terms, provisions and conditions.

Section 10.6         Credit Agreement.  If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern.

Section 10.7         Release or Reconveyance.  Upon payment in full of the Indebtedness and performance in full of the Obligations, Beneficiary, at Grantor’s expense, shall release the liens and security interests created by this Deed of Trust or reconvey the Trust Property to Grantor.

Section 10.8         Waiver of Stay, Moratorium and Similar Rights.  Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Indebtedness secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary or Trustee.  Grantor, for itself and for all Persons hereafter claiming through or under it who may at any time hereafter become holders of liens junior to the lien of this Deed of Trust, hereby expressly waives and releases all rights to direct the order in which any of the Trust Property or any interest therein shall be sold in the event of any sale or sales pursuant hereto.

Section 10.9         Governing Law. THIS DEED OF TRUST SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), EXCEPT THAT WITH RESPECT TO THE EXERCISE OF REMEDIES HEREUNDER AND THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN CREATED BY THIS DEED OF TRUST, THE LAWS OF THE JURISDICTION IN WHICH THE PROPERTY IS LOCATED SHALL GOVERN, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH JURISDICTION.

Section 10.10       Choice of Forum.

(a)           Subject to Section 10.10(b) and Section 10.10(c), all actions or proceedings arising in connection with this Deed of Trust shall be tried and litigated in state or Federal courts located in the County of Mohave, State of Arizona, unless such actions or proceedings are required to be brought in another court to obtain subject matter jurisdiction over the matter in controversy.  EACH GRANTOR WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.10.

(b)            Nothing contained in this Section shall preclude Beneficiary from bringing any action or proceeding arising out of or relating to this Deed of Trust in any court not referred to in Section 10.10(a).  SERVICE OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST EACH GRANTOR, MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN SECTION 11 OF THE CREDIT AGREEMENT.

(c)            Notwithstanding Section 10.10(a) and subject to Section 10.9, in the sole and absolute discretion of Beneficiary, all actions or proceedings relating to the Collateral (as defined in the Credit Agreement), other than the Fixtures, which are the subject of the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.  Each Grantor hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the subject of the Loan Documents, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.  Each Grantor irrevocably waives, to the fullest extent it may effectively do so under Applicable Law, trial by jury and any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each Grantor irrevocably consents, to the fullest extent it may effectively do so under Applicable Law, to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Grantor at its said address, such service to become effective thirty (30) days after such mailing.  Nothing shall affect the right of Beneficiary to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against such Grantor in any other jurisdiction.

Section 10.11       Headings.  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 10.12       Entire Agreement.  This Deed of Trust and the other Loan Documents embody the entire agreement and understanding between Grantor and Beneficiary and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 10.13       Beneficiary as Agent; Successor Agents.

(a)           Agent has been appointed to act as Agent hereunder by the Lenders.  Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Trust Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the Lenders (collectively, as amended, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Deed of Trust.  Grantor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Lenders therefor.

(b)           Beneficiary shall at all times be the same Person that is Agent under the Agency Documents.  Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Deed of Trust.  Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Deed of Trust.  Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Deed of Trust.  Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Beneficiary under this Deed of Trust, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Deed of Trust and the Trust Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Deed of Trust.  After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Deed of Trust and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was the Agent hereunder.

(c)           Each reference herein to any right granted to, benefit conferred upon or power exercisable, exercised or action taken by the “Beneficiary” shall be deemed to be a reference to or be deemed to have been so taken, as the case may be, by Beneficiary in its capacity as Agent pursuant to the Credit Agreement for the benefit of the Lenders, all as more fully set forth in the Credit Agreement.

ARTICLE 11

LOCAL LAW PROVISIONS

Section 11.1         Communities Facilities District.  Without obtaining the prior written consent of Beneficiary, Grantor (which shall also constitute a “Grantor” within the meaning of A.R.S. Sections 33-801 et seq. and a “mortgagor” within the meaning of A.R.S. Sections 33-701 et seq.) shall not consent to, or vote in favor of, the inclusion of all or any part of the Trust Property in any Community Facilities District formed pursuant to the Community Facilities District Act, A.R.S. Section 48-701, et seq., as amended from time to time.  Grantor shall immediately give notice to Beneficiary of any notification or advice that Grantor may receive from any municipality or other third party of any intent or proposal to include all or any part of the Trust Property in a Community Facilities District. Beneficiary shall have the right to file a written objection to the inclusion of all or any part of the Trust Property in a Community Facilities District, either in its own name or in the name of Grantor, and to appear at, and participate in, any hearing with respect to the formation of any such district.

Section 11.2         Waiver of Appraisement.  Without limiting the general waiver of the right to valuation or appraisement of the Trust Property set forth in Section 6.1(f), Grantor acknowledges that the sale price will be binding against Grantor in any proceeding seeking to determine or contest the fair market value of the collateral, and specifically waives and relinquishes the right to have the fair market value of the collateral determined by a judge, jury or arbitrator in any action (including any action seeking a deficiency judgment) based on this Deed of Trust or the other Loan Documents, including a hearing to determine fair market value pursuant to Arizona Revised Statutes Sections 12-1566, 33-725, 33-727 and/or 33-814.

Section 11.3         Environmental Matters.  (a) Grantor represents and warrants to the best of its knowledge after all appropriate inquiry, and covenants that there are no, nor will there be, for so long as any Indebtedness remains outstanding, any Hazardous Materials (as defined in the Credit Agreement) generated, released, stored, buried or deposited over, beneath, in or upon the Trust Property or on or beneath the surface of adjacent property, except as such Hazardous Materials may be used, stored or transported in connection with the permitted uses of the Trust Property and then only to the extent permitted by law after obtaining all necessary permits and licenses therefor.

(b)           Grantor shall, and Grantor shall cause all employees, agents, tenants, contractors and subcontractors of Grantor and any other persons from time to time present on or occupying the Trust Property to, keep and maintain the Trust Property in compliance with, and not cause or knowingly permit the Trust Property to be in violation of, any applicable Environmental Laws.  Neither Grantor nor any employees, agents, tenants, contractors or subcontractors of Grantor or any other persons occupying or present on the Trust Property shall use, generate, manufacture, store or dispose of on, under or about the Trust Property or transport to or from the Trust Property any Hazardous Materials, except as such Hazardous Materials may be used, stored or transported in connection with the permitted uses of the Trust Property and then only to the extent permitted by law after obtaining all necessary permits and licenses therefor.

Section 11.4         Fixture Filing.  This Deed of Trust is intended to constitute a financing statement filed as a fixture filing in accordance with the applicable provisions of the Uniform Commercial Code.  The debtor is the Grantor and the secured party is the Beneficiary and their addresses are those set forth at the beginning of this Deed of Trust.  Certain of the Trust Property is or will become “fixtures” (as that term is defined in the Uniform Commercial Code) on the Land, described or referenced to in this Deed of Trust, and this Deed of Trust, upon being filed for record in the real estate records of the County where the Trust Property is located, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of the Uniform Commercial Code upon such of the Trust Property that is or may become fixtures.  In addition to recording this Deed of Trust in the real property records, Beneficiary may, at any time and without further authorization from Grantor, file executed counterparts, copies or reproductions of this Deed of Trust as a financing statement.

Section 11.5         Right of Sale.  Upon and after any Event of Default, Beneficiary may pursue a trustee’s sale by delivery to Trustee of written declaration of default and demand for sale and of written notice of default and of election to cause to be sold said property, which notice Trustee shall cause to be duly filed for record.

Beneficiary shall have, in addition to all other rights and remedies provided herein and at law or in equity, the rights and remedies afforded by Arizona Revised Statutes Section 33-702.  In the event Grantor fails or refuses to surrender possession of the Trust Property after any trustee’s sale, Grantor shall be deemed a tenant at sufferance, subject to eviction by means of forcible entry and detainer proceedings.  This remedy is not exclusive or in derogation of any other right or remedy available to Beneficiary.

When the Indebtedness or any part thereof shall become due, whether by acceleration or otherwise, Beneficiary may, either with or without entry or taking possession as herein provided or otherwise, proceed by suit or suits at law or in equity or by any other appropriate proceeding or remedy to:  (a) enforce payment of any note or notes executed by a Borrower in connection with the Credit Agreement and payable to a member of the Lender Group or the performance of any term, covenant, condition or agreement of Grantor under any of the Loan Documents; (b) foreclose the lien hereof as a mortgage for the Indebtedness or part thereof in accordance with Arizona Revised Statutes Section 33-807(B) and sell the Trust Property as an entirety or otherwise, as Beneficiary may determine; and/or (c) pursue any other right or remedy available to it under or by the law and decisions of the State of Arizona.  Upon any foreclosure sale, Beneficiary may bid for and purchase the Trust Property and shall be entitled to apply all or any part of the Indebtedness as a credit to the purchase price.

Section 11.6         Waiver of Redemption.  Grantor hereby waives all right of redemption on behalf of Grantor and on behalf of all other persons acquiring any interest or title in the Property subsequent to the date of this Deed of Trust, except decree or judgment creditors of Grantor.

Section 11.7         Time of Essence.  Time is of the essence of this Deed of Trust and the performance of each of the covenants and agreements contained herein

Section 11.8         Sureties.  Any Grantor that has signed this Deed of Trust as a surety or accommodation party, or has guaranteed the payment of the Indebtedness or the performance of the Obligations, or any portion thereof, or that has subjected its property to this Deed of Trust to secure the indebtedness of another hereby expressly waives the benefits of the provisions of Arizona Revised Statutes Sections 12-1641 through 12-1646 inclusive, 44-142 and 47-3605, and Rule 17(f) of the Arizona Rules of Civil Procedure, with respect to the rights of guarantors, indemnitors, sureties, co-makers or accommodation parties, and waives any defense arising by reason of any disability or other defense of Grantor or by reason of the cessation from any cause whatsoever of the liability of Grantor.

Section 11.9         Attorneys’ Fees.  If any legal action, suit or proceeding is commenced between Grantor and Beneficiary regarding their respective rights and obligations under this Deed of Trust or any of the other Loan Documents, Beneficiary shall be entitled to recover, in addition to damages or other relief, costs and expenses, reasonable attorneys’ fees and court costs (including, without limitation, expert witness fees).

Section 11.10       Joint and Several Liability.  If this Deed of Trust is executed by more than one Person as Grantor, the obligations of each such Person shall be joint and several.

Section 11.11       Merger.  No merger shall occur as a result of Beneficiary’s acquiring any other estate in, or any other lien on, the Premises unless Beneficiary consents to a merger in writing.

Section 11.12       Subrogation.  If any or all of the proceeds of the Indebtedness have been used to extinguish, extend or renew any indebtedness heretofore existing against the Trust Property, then, to the extent of the funds so used, Beneficiary shall be subrogated to all of the rights, claims, liens, titles and interests existing against the Trust Property heretofore held by, or in favor of, the holder of such indebtedness.

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IN WITNESS WHEREOF, the Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

GRANTOR:	OASIS RECREATIONAL PROPERTIES, INC., a Nevada corporation

	By:	/s/ Robert R. Black, Sr.
	Name:	Robert R. Black, Sr.
	Its:	President

STATE OF Nevada	}
COUNTY OF Clark	}ss.

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as President of OASIS RECREATIONAL PROPERTIES, INC.

/s/ Kimberly Schroeder
NOTARY PUBLIC	Kimberly Schroeder Notary Public State of Nevada No. 96-4320-1 My appt. exp. July 18, 2008

Exhibit A

Description of Real Property

PARCEL NO. 1:

A portion of Government Lot 1, all of the Southeast quarter of the Northeast quarter, a portion of the Northeast quarter of the Southeast quarter, and a portion of the Southwest quarter of the Northeast quarter of Section 4, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, more particularly described as follows:

BEGINNING at the intersection of the Southerly right-of-way line of Peppermill Palms Boulevard (an existing 60.00 foot right-of-way) and the East line of Section 4, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, said point being South 01 degrees 04 minutes 13 seconds East, 285.62 feet along the Section line from the Northeast corner of said Section 4 (a 1912 G.L.O. brass cap re-stamped 1997);

THENCE South 01 degrees 04 minutes 13 seconds East, 1039.87 feet along the Section line to the 1/16th corner (1997 BLM brass cap);

THENCE South 01 degrees 04 minutes 13 seconds East, 1318.79 feet to the East quarter of said Section 4 (a 1997 BLM brass cap);

THENCE South 01 degrees 03 minutes 30 seconds East, along the Section line, 558.88 feet;

THENCE South 89 degrees 18 minutes 51 seconds West, 1322.55 feet to the 1/16th line;

THENCE North 01 degrees 00 minutes 51 seconds West along the 1/16th line, 294.01 feet;

THENCE South 89 degrees 14 minutes 13 seconds West, 214.38 feet;

THENCE North 16 degrees 51 minutes 32 seconds West, 726.00 feet;

THENCE North 06 degrees 21 minutes 41 seconds West, 890.48 feet to a point on the 1/16th line;

THENCE North 89 degrees 17 minutes 53 seconds East along the 1/16th line, 495.10 feet to the 1/16th corner;

THENCE North 01 degrees 02 minutes 08 seconds West, 446.51 feet to the Southerly right-of-way line of said Peppermill Palms Boulevard;

THENCE along said Southerly line the following courses;

North 61 degrees 24 minutes 00 seconds East, 223.80 feet to a point of curvature of a 430.00 foot radius curve to the left;

THENCE 149.35 feet along the arc of said curve through a central angle of 19 degrees 54 minutes 00 seconds;

THENCE North 41 degrees 30 minutes 00 seconds East, 259.34 feet to a point of curvature of a 259.47 foot radius curve to the right;

THENCE 187.94 feet along the arc of said curve through a central angle of 41 degrees 30 minutes 00 seconds;

THENCE North 83 degrees 00 minutes 00 seconds East, 274.03 feet to a point of curvature of a 445.00 foot radius curve to the left;

THENCE 109.25 feet along the arc of said curve through a central angle of 14 degrees 04 minutes 00 seconds;

THENCE North 68 degrees 56 minutes 00 seconds East, 62.91 feet to a point of curvature of a 220.00 foot radius curve to the right;

THENCE 96.22 feet along the arc of said curve through a central angle of 25 degrees 03 minutes 33 seconds;

THENCE South 86 degrees 00 minutes 27 seconds East, 38.57 feet to the POINT OF BEGINNING.

LESS AND EXCEPTING that portion lying within Peppermill Palms Boulevard (a 60.00 foot right-of-way).

EXCEPT 1/16th of all oil, gases and other hydrocarbon substances, coal, stone, metals, minerals, fossils and fertilizers of every name and description and except all materials which may be essential to the production of fissionable materials as reserved In Arizona Revised Statutes. (Affects the Northeast quarter of the Southeast quarter of Section 4)

PARCEL NO. 2:

The West half of Government Lot 3, all of Government Lot 4 and the Southwest quarter of the Northwest quarter of Section 4, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona.

EXCEPT that portion lying within Peppermill Palms Boulevard, as shown on Roadway Dedication Plat for Peppermill Palms Boulevard, recorded as Fee No. 1990-12851, records of Mohave County, Arizona.

EXCEPT 1/16th of all oil, gases and other hydrocarbon substances, coal, stone, metals, minerals, fossils and fertilizers of every name and description and except all materials which may be essential to the production of fissionable materials as reserved in Arizona Revised Statutes. (Affects the West half of Lot 3 and all of Lot 4)

PARCEL NO. 3:

Government Lots 1 and 4, and the South half of the Northeast quarter of Section 5, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona.

EXCEPT that portion lying within Peppermill Palms Boulevard, as shown on Roadway Dedication Plat for Peppermill Palms Boulevard, recorded as Fee No. 1990-12851, records of Mohave County, Arizona.

EXCEPT 1/16th of all oil, gases and other hydrocarbon substances, coal, stone, metals, minerals, fossils and fertilizers of every name and description and except all materials which may be essential to the production of fissionable materials as reserved in Arizona Revised Statutes. (Affects a portion of Lot 1)

2

Exhibit B-1

Ground Leases

Lease Number 03-95873, commencing on May 13, 1998, by and between State of Arizona, by and through the Arizona State Land Department, as Lessor, and Oasis Recreational Properties, Inc., a Nevada corporation, as lessee, as amended on August 16, 2000, as amended and assigned on September 20, 2000 and as amended and assigned on August 31, 2001.

3

Exhibit B-2

Leased Land

PARCEL NO. 4:

The Southeast quarter of the Southeast quarter of Section 32, Township 40 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, lying South of the Southerly right-of-way of Old U.S. Highway 91.

PARCEL NO. 5:

That portion of the Southwest quarter of Section 33, Township 40 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, lying South of the Southerly right-of-way line of Old U.S. Highway 91.

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